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                     October 24, 2023

       Cameron Turtle, DPhil
       Chief Operating Officer
       Aeglea BioTherapeutics, Inc.
       221 Crescent Street
       Building 23, Suite 105
       Waltham, MA 02453

                                                        Re: Aeglea
BioTherapeutics, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 8,
2023
                                                            File No. 001-37722

       Dear Cameron Turtle:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Branden C. Berns